Exhibit 99.1
Serving Dealers in Global Credit Markets IntercontinentalExchange and Creditex Group Financial Review and Guidance Update September 12, 2008

2 Certain statements in this presentation may contain forward-looking information regarding IntercontinentalExchange, Inc. ("ICE") and its wholly-owned subsidiary, Creditex Group Inc. ("Creditex"), that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the benefits of the merger; the future strategic and financial benefits and related guidance; ICE's plans, objectives, expectations and intentions following the merger, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of ICE's management and Creditex's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those as set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully; the risk that the revenue opportunities, cost savings and other anticipated synergies from the merger may not be fully realized or may take longer to realize than expected; maintaining relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships and revenues; regulatory changes or new interpretations of existing regulations could negatively impact the business; social and political conditions such as war, political unrest or terrorism; general economic conditions and normal business uncertainty. Additional risks are identified in ICE's filings with the Securities and Exchange Commission, including ICE's Annual Report on Form 10-K for the year ended December 31, 2007 and ICE's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. You should not place undue reliance on forward-looking statements, which speak only as of the date of this presentation. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release. Forward-Looking Statements

Compelling Strategic Rationale

Revenue Growth and Diversification

- Support expansion of over-the-counter (OTC) execution and processing services to the $60+ trillion market for credit derivatives, one of the largest OTC markets today
- Benefit from Creditex's hybrid model, including a brokerage team and electronic execution
- Diversify ICE revenues into the strategic, global CDS market

Expansion into New OTC markets

- Significant opportunities for expansion of Creditex's OTC trading model to other OTC dealer to dealer markets
- Creditex's platform is functionally able to support a range of OTC asset classes
- Proprietary Creditex e-trading technology addresses demand for anonymous big block execution, among other innovations, in serving CDS market demand

Addresses Calls for Improved OTC Infrastructure

- Positions ICE to address recent calls by regulators and industry for improved OTC infrastructure
- ICE's post-trade assets provide additional resources to the T-Zero platform
- Other OTC Markets – Combination of T-Zero with eConfirm can provide robust, cross-asset class processing services needed for market scalability

Anticipated Revenue & ExpenseSynergies

- Facilitates growth in CDS products, combines post-trade services, and leverages Creditex expertise in successful product development
- Multiple revenue and expense synergy opportunities identified
- Anticipated 2009 incremental pre-tax synergies: $9 million – $14 million

ICE

3

Transaction Economics 4 (1) Share component pricing at $140.29 per share based on the average price of ICE stock at signing, pursuant to contract terms. (2) Share component pricing at $85.50 per share in accordance with U.S. GAAP. (3) Net Creditex Purchase Price = Creditex Purchase Price - Net Assets Acquired.

ICE Share Repurchase Update ICE Board of Directors recently authorized a share buyback program of up to $500 million over 12 months 3.22 million ICE shares repurchased through 9/11/08 Share repurchases to date have effectively offset approximately 60% of the dilution from ICE shares issued in conjunction with the Creditex transaction Cash used to fund share repurchases to date expected is to increase annual net interest expense by approximately $10 million - $12 million Impacts from share repurchase activity to date are expected to enable Creditex transaction to achieve earnings accretion within 12 to 18 months from closing Anticipate dilution of approximately $0.07 - $0.10 per share for full year 2008 5

Creditex 1H08 Performance 6 36% of trade execution was conducted electronically in 1H08, compared to 21% electronic in 1H07 Strong Creditex brokerage trends in 2Q08 relative to peers Opportunity set evolving as CDS segment matures due to industry efforts around processing and clearing Unaudited pro-forma income statement based on data in Form 8-K as filed with SEC on 9/2/08

7 ICE 2008 Guidance Update to Reflect Creditex Addition ICE expects non-cash compensation for the second half of 2008 to be in the range of $20 million - $24 million, assuming certain full year performance targets are achieved. The combined companies had 785 employees at September 1, 2008. ICE expects headcount to increase between 1% and 4% through the end of 2008, excluding any further acquisitions. Including amortization of intangibles relating to Creditex, ICE expects full year 2008 depreciation and amortization expense to be in the range of $61 million to $65 million. The full year expense includes $9 million for amortization of Creditex intangibles. ICE's consolidated tax rate is expected to be in the range of 35% to 38% for full year 2008. ICE forecasts the diluted share count for the third quarter of 2008 to be in the range of 72 million to 73 million weighted average shares outstanding, and the diluted share count for fiscal year 2008 to be in the range of 72 million to 73 million weighted average shares outstanding. As a result of the share repurchase, incremental net interest expense is expected to be approximately $10 million - $12 million annually due to additional interest expense related to drawing down existing line of credit and reduced interest income resulting from lower cash on hand. Beginning with the fourth quarter of 2008, ICE will report brokerage revenues for Creditex and average daily commissions for its OTC business on a quarterly basis. This information will be published in a press release following the third month of each quarter, and prior to ICE's earnings announcements. Monthly reporting for futures volumes and rate per contract will remain unchanged, with the exception of adding rate per contract for ICE Futures U.S. financials (indexes and currencies) beginning in September 2008.

8 ICE: Market Leader Positioned for Continued Growth Combined company LTM revenue of approximately $898 MM through 6/30/08 Diversified product offering across multiple markets and geographies High growth markets; track record of success in voice and electronic execution models Leaders in innovation and service; focus on demand for enhanced risk management Adds to strong risk management and processing foundation